Exhibit 10.2

June 10, 2005

Lynn Turner

Quantum Geophysical, Inc.

One Riverway, Suite 2100

Houston, TX  77056

Re:                             Contract C001887:  (840) Remote Unit, RSR-3, 96 Mb; (1) Transcriber-2 for RSR; (6) Data Collector, DCU, I-O RSR; (8) RSR — Battery Charger, 16; (1) RSR Antenna w/Trailer

Dear Mr. Turner:

Attached is the Lease Agreement for the above referenced equipment.  Please sign where indicated and return (via fax) a copy of the Agreement.  If applicable, please complete, sign and return a Texas Sales Tax Exemption Certificate.

An initial invoice will follow.  Payments are due at the beginning of each 30-day lease period.  If you have questions regarding these invoices please contact Heidi Keller in accounting.

We also require a copy of the insurance binder naming Mitcham Industries as loss payee for the above rented equipment.

In addition, we would like to thank you for choosing Mitcham Industries, Inc., to supply your equipment needs and hope that we are above to serve you in the future.  If you have any questions concerning this contract or need additional information, please call me.

Sincerely,

/s/ Billy F. Mitcham

Billy F. Mitcham
President and CEO

LEASE AGREEMENT

THE STATE OF TEXAS	COUNTY OF WALKER

MITCHAM INDUSTRIES, INC., herein referred to as “Lessor,” hereby leases to the below named Company, herein referred to as “Lessee,” and Lessee hereby leases from Lessor, the equipment described below, herein referred to as the “Equipment,” SUBJECT TO THE TERMS AND CONDITIONS STATED BELOW:

Lease Number	C001887	Date	06/10/05
Company	Quantum Geophysical, Inc.	Effective Date	06/10/05
Ship Via		Customer ID	QUA050
Ship Date	04/01/05	Payment	$167,225.00
Due Date	06/10/05	Rental Period	9 (nine) Months
Terms	Due On Receipt	Salesperson	Guy Rogers

Sell to		Ship to

Quantum Geophysical, Inc.		Quantum Geophysical, Inc.
Suite 2100		Suite 2100
One Riverway		One Riverway
Houston, TX 77056		Houston, TX 77056

ARTICLE I. LIST OF EQUIPMENT

		Monthly	Monthly
Quantity	Description	Rent Each	Total Rent

(840)	Remote Unit, RSR-3, 96 Mb	$186.00	$156,240.00
(840)	RSR Radome	$0.00	$0.00
(840)	RSR Antenna	$0.00	$0.00
(1)	Transcriber-2 for RSR	$4,785.00	$4,785.00
(6)	Data Collector, DCU, I-O RSR	$420.00	$2,520.00
(8)	RSR — Battery Charger, 16	$350.00	$2,800.00
(1)	RSR Antenna w/Trailer	$880.00	$880.00

ARTICLE II.  TERM AND RENEWAL

2.1          Commencement.  Lessee agrees to take possession of the leased equipment in good and working order FOB Lessor’s place of business at Huntsville, Texas or at such other place designated by Lessor in writing.  Lessee shall not receive credit of rentals for any early return of the equipment unless such credit is expressed in a written memorandum executed by both parties to this agreement.

2.2          Rental Amount.  Lessee shall pay to Lessor all rental amounts described above (together with additional rental as herein prescribed), in equal monthly installments, payable in advance on the same day of each calendar month hereafter until the total sum hereof set forth has been paid in full, the first monthly installment being due and payable on the effective date of this Lease, and continuing thereafter on the same day of each succeeding month thereafter for the term of this Lease unless sooner terminated.  Said rental payments are to be paid at the offices of Lessor in Huntsville, Texas, or as otherwise designated by Lessor in writing.  Lessee shall be liable for and shall pay a charge equal to 5% (Five Percent) of any monthly rental if such rental is paid more than 15 days after the due date.  Any security deposit shall be payable by Lessee upon execution hereof which shall be credited against the cost of repairs as prescribed in Article III B of this Agreement.

2.3          Option to Renew.  It is understood and agreed that Lessee shall have the option to renew and extend this Lease for an additional thirty (30) day period provided Lessee is not in default of this Lease, by giving Lessor advanced written notice of same within and prior to the expiration of the primary term of this Lease.  Said Lease, as renewed and extended, shall be in accordance with the terms and provisions of this Lease.  Notwithstanding anything herein to the contrary, it is understood and agreed that at any time during the thirty (30) day option period, Lessee may cancel this Lease without liability by giving 48 hour notice of termination at which time Lessee agrees to return the equipment and pay a pro rata lease of 1/30th per day of the monthly rate.

2.4          Continuation of Rental Payments After Primary Term.  In the event the Equipment is damaged or destroyed or otherwise becomes inoperative, unusable or unavailable and such condition continues after the primary term of the lease, then Lessee agrees to continue to make monthly rental payment until the Equipment is properly repaired and delivered to Lessor or in the event of total destruction, until Lessor has received full payment for the replacement value of the equipment.

2.5          Special or Consequential Damages.  In no event shall Lessor be liable for special damages or for consequential damages.

ARTICLE III.  REPAIRS

3.1          Repairs During Lease Period.  Lessee, at its own expense, shall keep the Equipment in good and efficient working condition at all times during the term of this Lease.  If at any time, in the opinion of Lessor, the Equipment is not in good and efficient working condition, Lessor, without prejudice to any of its other rights or remedies, may give written notice to Lessee to place the Equipment in good and efficient working condition and to insert all accessories and to repair and replace parts that Lessor, in its sole judgment and discretion deems necessary or appropriate under the circumstances; and if Lessee does not comply with Lessor’s request within ten (10) days from the date of receipt of such notice, Lessor may take possession of such Equipment and forthwith make such repairs, and Lessee shall pay for same within 10 days from receipt of Lessor’s invoice.  Rentals shall not be abated during such time.

3.2          Repairs Upon Expiration of Lease.  Lessee, at its own expense, shall return the Equipment to Mitcham Industries, Inc., 44000 Hwy. 75 South, Huntsville, Texas 77340 immediately upon the Expiration of this Lease in good and efficient working condition.  Upon receipt of the Equipment if Mitcham Industries, Inc. is of the opinion that the Equipment is not in good and efficient working condition, then Mitcham Industries, Inc. shall repair and replace parts and accessories that Mitcham Industries, Inc. in its sole judgment and discretion, deems necessary or appropriate under the circumstances in order to restore the Equipment to good and efficient working condition.  Lessee shall be liable for and pay Lessor for TIME and MATERIAL and the cost of such repairs plus any and all checkout fees within 10 days from receipt of Lessor’s invoice.

ARTICLE IV.  RISK OF LOSS

During the term of this Lease, all risks of loss, damage or destruction of the Equipment, irrespective of cause, including but not limited to confiscation by a governmental entity or an act of God, shall be upon Lessee.  The loss, damage or destruction of the Equipment shall not release Lessee of its obligation hereunder.

ARTICLE V.  INSURANCE

Lessee agrees to carry all-risk insurance on the leased equipment in at least the amounts of $5,293,000.00, naming Lessor as an insured.  However, Lessee shall be responsible for prosecuting all claims for loss or damage to the Equipment under the said insurance policy.  Lessee shall also carry public liability insurance covering the operation of the leased equipment in an amount not less than $2,000,000.00, naming Lessor as an insured and workmen’s compensation insurance which complies with the requirements of the laws of every state, province or country in which Lessee operated the Equipment.  Lessee shall furnish to Lessor, certificates of insurance for the insurance provided for above and containing a provision that such insurance policies will not be canceled without at least 15 days prior written notice to Lessor.  In the event any of the leased Equipment shall not be covered by the required all-risk and public liability insurance at any time while this Lease is in effect, Lessor shall have the right to cover the leased Equipment with the required insurance and to recover from Lessee the premiums paid for such insurance.  Lessee agrees to indemnify and hold Lessor harmless from all claims, costs, expenses, damages and liabilities, including reasonable attorney’s fees, if incurred, resulting from, arising out of, or pertaining to the use or operations of the Equipment during the term of the Lease.

ARTICLE VI.  INDEMNIFICATION

Lessee shall indemnify, protect and keep and hold harmless Lessor, its agents, servants, successors and assignees from and against all losses, damages, injuries, claims, demands and expenses, including legal expenses of whatsoever nature arising out of the use or operation of any item of Equipment, regardless of where, how and by whom operated.  Lessee shall assume responsibility for other legal proceedings brought to enforce all such losses, damages, injuries, claims, demands and expenses, and shall be responsible for the settlement of and the defense of any suit or suits and pay all judgments entered in any such suit or suits or other legal proceedings.  The indemnities and assumptions of liabilities and obligations herein provided for shall continue in full force and effect notwithstanding the termination of this Lease, whether by expiration of time, by operation of law, or otherwise.  Lessor is an independent contractor and nothing contained in the Lease shall authorize Lessee or any other person to operate any item of Equipment so as to incur or impose any liability or obligation for or on behalf of Lessor.

ARTICLE VII.  TAXES

Lessee shall pay all taxes and assessments in connection with the equipment.  Lessor shall have the right, but not the obligation, to pay any taxes so levied.  In such event Lessee shall reimburse Lessor thereof within ten (10) days after receipt of Lessor’s invoice.

ARTICLE VIII.  ASSIGNMENT

Lessee shall have no right to assign this Lease or sublet the leased equipment without Lessor’s express written consent.

ARTICLE IX.  LIENS AND ENCUMBRANCES

Lessee will not suffer or permit any lien or encumbrance of any kind to be placed against the Equipment, and it is specially understood and agreed that no such lien or encumbrance made or attempted by Lessee shall be binding on Lessor herein, but any such attempted lien or encumbrance shall be in all things subordinate and inferior to the right of Lessor.

ARTICLE X.  WAIVER

Lessor’s failure to enforce any or all of the terms and conditions hereof in any particular instance or instances shall not constitute a waiver of, or preclude subsequent of, any or all of the same in any other instance.

ARTICLE XI.  DEFAULT BY LESSEE

If at any time Lessee should fail to pay any rental provided for herein on the date when the rental shall be due, and said rental is not paid within 10 days after it is due, or if Lessee shall not cure any other default under this Lease within 15 days after it has been notified in writing or such default by Lessor, then at any time thereafter and while such default continues, Lessor may, at its option, cancel this Lease and repossess the Equipment and Lessee shall be liable for all rental payments prescribed in this Lease plus the cost of repossessing and transporting the same to Lessor’s place of business, plus the cost of repairing and restoring the Equipment as herein prescribed.

ARTICLE XII.  RIGHT TO INSPECT

Lessor shall have the right to inspect the Equipment at any time during the period of this Lease during reasonable business hours, and Lessee shall inform Lessor of the location of such Equipment upon request.

ARTICLE XIII.  HOLDING OVER

There shall be no holding over by Lessee of the Equipment, however, in the event such should occur, the first 5 days thereof shall be at regular monthly rate herein prescribed, and all days thereafter shall be at twice such regular monthly rate.

ARTICLE XIV.  ATTORNEY’S FEES

In case Lessor or Lessee brings an action at law or equity against the other in order to enforce the provisions of this Lease, or as a result of an alleged default under this Lease, the prevailing party in such action shall be entitled to reasonable attorney’s fees from the other.

ARTICLE XV.  TERMINATION BY BANKRUPTCY

The allowance of any petition under the bankruptcy law or the appointment of a receiver by Lessee or any of its assignees, or upon an assignment for the general benefit of creditors of Lessee or any of its assigns, then in any of such events, Lessor may terminate this Lease and any assignment thereof by Lessor giving Lessee notice in writing of the exercise of Lessor’s option to terminate this Lease, and upon such exercise, the equipment shall be forthwith returned to Lessor at Lessee’s expense and Lessor is thereby expressly given the immediate right to take possession of such equipment wherever situated.

ARTICLE XVI.  NOTICE

Notice contemplated by this Lease shall be sufficiently given or made if delivered by certified mail to the addresses as follows:

If to Lessor	Mitcham Industries, Inc.
P. O. Box 1175
Huntsville, TX 77342-1175

If to Lessee:	Quantum Geophysical, Inc.
Suite 2100, One Riverway
Houston, TX 77056

ARTICLE XVII.  ENTIRE AGREEMENT AND AMENDMENT

This Lease Agreement constitutes the entire agreement between the parties and there are not representations, warranties, collateral assignments, conditions, expressed or implied in respect to the property of this Lease which affect the rights of the parties other than as specifically contained herein, and this Agreement may not be altered, modified, changed or amended without the express written consent and amending instrument executed by both parties.

ARTICLE XVIII.  WARRANTY

Lessor warrants that the equipment shall be in good working order at the time of delivery to Lessee.  THIS WARRANTY IS EXCLUSIVE AND LESSOR MAKES NO REPRESENTATION OR WARRANTY OF ANY OTHER KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE EQUIPMENT, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.  Lessee shall inspect the equipment immediately upon receipt and shall notify Lessor in writing of any equipment not found to be in good working condition.  Any claim for alleged defective equipment must be received by Lessor in writing within three (3) days after delivery of equipment to Lessee, or shall be deemed waived by Lessee.  LESSEE’S EXCLUSIVE REMEDY FOR CLAIMS FOR DEFECTIVE EQUIPMENT SHALL BE THE REPAIR OR REPLACEMENT OF SUCH EQUIPMENT AT LESSOR’S OPTION.  IN NO EVENT SHALL LESSOR BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES.

ARTICLE XIX.  CONSTRUCTION AND VENUE

This Lease Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas.  This contract is performable in Walker County, Texas where venue shall exclusively exist unless Lessor shall elect to bring a cause of action in court to competent jurisdiction of another political subdivision of any appropriate State, Province or Country.

ARTICLE XX.  COUNTERPARTS AND MULTIPLE COPIES

It is agreed that this Agreement may be executed in any number of counterparts and multiple copies, each of which shall constitute an original recordable document and agreement, and all of which shall constitute but one agreement.

EXECUTED Effective As Above Prescribed.

ATTEST:	Lessor:
MITCHAM INDUSTRIES, INC.

/s/ Billy F. Mitcham, Jr.
By: Billy F. Mitcham, Jr.
Title: President & CEO

ATTEST:	Lessee:
QUANTUM GEOPHYSICAL, INC.

/s/ Lynn Turner
By: Lynn Turner
Title: President

Replacement Cost	NEW CONTRACT: PAGE 1 CONTRACT NO. C001887 RENTAL PERIOD: SALESPERSON:Guy Rogers Quantum Geophysical, Inc. Suite 2100 One Riverway Houston, TX 77056
	Shipment Date	04/01/05

	Contact	Lynn Turner

Rent Id	QTY	Description	Serial Numbers:	Replacement Cost	Total Price

		Remote Unit, RSR-3, 96 Mb
RSR	840	Remote Unit, RSR-3, 96 Mb		6,000.00	5,040,000.00
RSR-RADO	840	RSR Radome
RSR-ANTEN	840	RSR Antenna
T2-TRANSC	1	Transcriber-2 for RSR		108,000.00	108,000.00
DCU	6	Data Collector, DCU, I-O RSR		10,000.00	60,000.00
RSR-BC-16	8	RSR — Battery Charger, 16		7,500.00	60,000.00
RSR-TRAILE	1	RSR Antenna w/Trailer		25,000.00	25,000.00

				Total:	5,293,000.00

Attachment	NEW CONTRACT: PAGE 1 CONTRACT NO. C001887 RENTAL PERIOD: SALESPERSON: Guy Rogers Quantum Geophysical, Inc. Suite 2100 One Riverway Houston, TX 77056
	Shipment Date	04/01/05

	Contact	Lynn Turner

Rent Id	QTY	Description	Serial Numbers:	Replacement Cost	Total Price

RSR	840	Remote Unit, RSR-3, 96 Mb		186.00	156,240.00
RSR-RADO	840	RSR Radome
RSR-ANTEN	840	RSR Antenna
T2-TRANSC	1	Transcriber-2 for RSR		4,785.00	4,785.00
DCU	6	Data Collector, DCU, I-O RSR		420.00	2,520.00
RSR-BC-16	8	RSR — Battery Charger, 16		350.00	2,800.00
RSR-TRAILE	1	RSR Antenna w/Trailer		880.00	880.00

				Subtotal:	167,225.00
				Tax	0.00
				Total	167,225.00